Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIMBLE NAVIGATION LIMITED,

ROADRUNNER ACQUISITION CORP.

AND

@ROAD, INC.

DATED AS OF DECEMBER 10, 2006

i

4.5	Operations of Merger Sub	23
4.6	Litigation	23
4.7	Financing	23
4.8	Absence of Certain Changes or Events	23
4.9	No Other Representations and Warranties	23
ARTICLE V CONDUCT OF BUSINESS		23
5.1	Ordinary Course	23
5.2	Required Consents	23
5.3	Buyer Actions	23
ARTICLE VI ADDITIONAL AGREEMENTS		23
6.1	No Solicitation	23
6.2	Prospectus/Proxy Statement; Registration Statement	23
6.3	Stockholders Meeting	23
6.4	Access to Information	23
6.5	Legal Requirements	23
6.6	Public Disclosure	23
6.7	Indemnification	23
6.8	Notification of Certain Matters	23
6.9	Exemption from Liability Under Section 16	23
6.10	Employee Stock Purchase Plan	23
6.11	Assumption of Options and Related Matters	23
6.12	Employee Matters	23
6.13	Resignations	23
6.14	Third-Party Consents	23
6.15	145 Affiliates	23
ARTICLE VII CONDITIONS TO MERGER		23
7.1	Conditions to Each Party’s Obligation to Effect the Merger	23
7.2	Additional Conditions to Obligations of Buyer and Merger Sub	23
7.3	Additional Conditions to Obligations of the Company	23
ARTICLE VIII TERMINATION AND AMENDMENT		23
8.1	Termination	23
8.2	Effect of Termination	23
8.3	Fees and Expenses	23
8.4	Amendment	23
8.5	Extension; Waiver	23
ARTICLE IX MISCELLANEOUS		23
9.1	Nonsurvival of Representations, Warranties and Agreements	23
9.2	Notices	23
9.3	Entire Agreement	23
9.4	No Third Party Beneficiaries	23
9.5	Assignment	23
9.6	Severability	23
9.7	Counterparts and Signature	23
9.8	Interpretation	23

9.9	Governing Law	23
9.10	Remedies	23
9.11	Submission to Jurisdiction	23
9.12	Knowledge of the Company	23

EXHIBIT INDEX

Exhibit A                     Form of Rule 145 Letter

Exhibit B                     Form of Non-Competition Agreement

TABLE OF DEFINED TERMS

Defined Terms	Reference in Agreement

Acquisition Proposal	Section 6.1(f)
Action of Divestiture	Section 6.5(b)
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Applicable Buyer Stock Price	Section 2.1(c)
Assumed Options	Section 6.11(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 2.1(c)
Buyer Financials	Section 4.4
Buyer Material Adverse Effect	Section 4.1
Buyer SEC Reports	Section 4.4
Cashed-Out Options	Section 6.11(c)
Certificate	Section 2.2(b)
Certificate of Designations	Section 2.1(d)
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Recitals
Company Change in Control Transaction	Section 8.3(b)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(c)
Company Common Stock Consideration	Section 2.1(c)
Company Common Tranche One Consideration	Section 2.1(c)
Company Common Tranche Two Consideration	Section 2.1(c)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Financials	Section 3.4(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 2.1(e)

Defined Terms	Reference in Agreement

Company Recommendation	Section 6.3
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholders Meeting	Section 3.3(d)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 6.4
Continuing Employees	Section 6.12
Contract	Section 3.3(b)
Costs	Section 6.7(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(b)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Benefit Plan	Section 3.14(i)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.7(a)
Insurance Cap	Section 6.7(c)
Intellectual Property	Section 3.10(a)
Intellectual Property Licenses	Section 3.10(b)
IRS	Section 3.7(b)
J. P. Morgan	Section 3.21
Leased Real Property	Section 3.8
Leases	Section 3.8
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(e)
Merger Sub	Preamble
Nasdaq	Section 2.1(c)
Open Source Materials	Section 3.10(g)
Option Exchange Ratio	Section 6.11(a)
Outside Date	Section 8.1(b)

v

Defined Terms	Reference in Agreement

Permitted Liens	Section 3.9
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Prospectus/Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.12
Registration Statement	Section 3.4(b)
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Series A Consideration	Section 2.1(d)
Series A Preferred Stock	Section 2.1(d)
Series A-1 Preferred Stock	Section 2.1(d)
Series A-2 Preferred Stock	Section 2.1(d)
Series B Consideration	Section 2.1(e)
Series B Preferred Stock	Section 2.1(e)
Series B-1 Preferred Stock	Section 2.1(e)
Series B-2 Preferred Stock	Section 2.1(e)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.12
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Tranche Two Cash Multiple	Section 6.11(c)
Tranche Two Stock Multiple	Section 6.11(c)
Triggering Event	Section 8.1(f)
Value	Section 2.1(c)
Voting Agreements	Recitals
Voting Debt	Section 3.2(c)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 10, 2006, by and among Trimble Navigation Limited, a California corporation (“Buyer”), Roadrunner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ( “Merger Sub”), and @Road, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                   The Boards of Directors of Buyer, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company on the terms and conditions set forth in this Agreement;

B.                                     The acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of Buyer;

C.                                     Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company (the “Company Board”), and Institutional Venture Partners are entering into Voting Agreements and irrevocable proxies (the “Voting Agreements”); and

D.                                    Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

1.1                                 Effective Time of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed in writing by Buyer and the Company and set forth in the certificate of merger (the “Effective Time”).

1.2                                 Closing. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Pacific Time, on a date to be specified by Buyer and the Company (the “Closing Date”), which shall be on the same Business Day as all of the conditions set forth in Article VII are satisfied or waived, at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, unless another date, place or time is agreed to in writing by Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are required by law, executive order or governmental decree to remain closed.

1.3                                 Effects of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company.  The Company, as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4                                 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety so as to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows “The name of the Company is @Road, Inc.”) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5                                 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time and, as so amended and restated, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.6                                 Directors and Officers of the Surviving Corporation.

(a)                                  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)                                 The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1                                 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a)                                  Capital Stock of Merger Sub.  Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the capital stock of the Company owned by Buyer, Merger Sub or any other wholly owned Subsidiary (as defined in Section 3.1(a) below) of the Company or Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                                  Merger Consideration for Company Common Stock.  Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.3(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive: (i) an amount in cash equal to $5.00 (the “Company Common Tranche One Consideration”) and (ii) a mixture of cash and/or a fraction of a validly issued, fully paid and nonassessable share of common stock, no par value, of Buyer (“Buyer Common Stock”) having an aggregate Value (as determined in accordance with the procedures set forth below) of $2.50, the proportions of which mixture of cash and/or Buyer Common Stock shall be determined in the sole discretion of Buyer (the consideration to be paid pursuant to this clause (ii), the “Company Common Tranche Two Consideration” and, together with the Company Common Tranche One consideration, the “Company Common Consideration”).  For purposes of this Agreement, the “Value” of the components of the Company Common Tranche Two Consideration to be paid pursuant to clause (ii) in the preceding sentence shall be determined (A) for the portion of the consideration to be paid in cash, if any, with reference to the cash amount of such portion, and (B) for the portion of the consideration to be paid in shares of Buyer Common Stock, if any, with reference to the average of the closing sales price for a share of Buyer Common Stock on the Nasdaq Global Market (“Nasdaq”) for the five (5) consecutive trading days ending with, but including, the trading day that is six (6) trading days prior to the date of the Closing Date (the “Applicable Buyer Stock Price”).  Buyer shall notify the Company in writing of its election with respect to relative proportions of the components of the Company Common Tranche Two Consideration at least five (5)

Business Days prior to the scheduled date for the Company Stockholders Meeting and shall publicly disseminate an announcement of such election within 24 hours following delivery of such notice to the Company; provided that Buyer may revoke such election in the event of any postponement of the Company Stockholders Meeting in accordance with the procedures set forth in Section 6.3(a).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d)                                 Merger Consideration for Series A-1 and Series A-2 Redeemable Preferred Stock.  Each share of Series A-1 Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Series A-1 Preferred Stock”) and each share of Series A-2 Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Series A-2 Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately prior to the Effective Time) shall be automatically converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the Effective Time, calculated in accordance with Section 2 of the Company’s Certificate of Designations, Rights and Preferences (the “Certificate of Designations”) of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock (the “Series A Consideration”).  The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are sometimes collectively referred to herein as the “Series A Preferred Stock.”  As of the Effective Time, all such shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(e)                                  Merger Consideration for Series B-1 and Series B-2 Redeemable Preferred Stock.  Each share of Series B-1 Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Series B-1 Preferred Stock”) and each share of Series B-2 Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Series B-2 Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately prior to the Effective Time) shall be automatically converted into the right to receive an amount in cash equal to $830.48 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the Effective Time, calculated in accordance with Section 2 of the Certificate of Designations (the “Series B Consideration”).  The

Series B-1 Preferred Stock and the Series B-2 Preferred Stock are sometimes collectively referred to herein as the “Series B Preferred Stock” and the Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the “Company Preferred Stock.”  As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series B Consideration pursuant to this Section 2.1(e) upon the surrender of such certificate in accordance with Section 2.2, without interest.  The Company Common Consideration, the Series A Consideration and the Series B Consideration are sometimes collectively referred to herein as the “Merger Consideration.”

(f)                                    Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted as appropriate to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(g)                                 Fractional Shares.  No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company Stock Options who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), be entitled to receive from Buyer an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of:  (i) such fraction, multiplied by (ii) the Applicable Buyer Stock Price.

2.2                                 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

(a)                                  Exchange Agent.  At or promptly following the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Preferred Stock, in each case issued and outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash  and Buyer Common Stock in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1 in exchange for all of the outstanding shares of Company Common Stock and Company Preferred Stock (the “Exchange Fund”).

(b)                                 Exchange Procedures.  Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be delivered to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer (in form and substance reasonably satisfactory to Buyer) and by evidence satisfactory to Buyer that all applicable stock transfer taxes that may be payable in connection with the issuance of shares of Buyer Common Stock in any name other than the name of the registered holder of the Certificates surrendered have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.  For purposes of this Agreement, the term “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(c)                                  No Further Ownership Rights in Company Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)                                 Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II shall be paid to Buyer as soon as practicable at the end of each calendar month.

(e)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall look only to Buyer for payment of its claim for Merger Consideration without interest.  Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Preferred Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                    No Liability.  To the extent permitted by applicable law, none of Buyer, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                                 Withholding Rights.  Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity (as defined in Section 3.3(c)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3                                 Appraisal Rights.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock or Company Preferred Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with Section 262 of the DGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c)                                  The Company shall give Buyer (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) and which Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set forth in this Article III and disclosures set forth in one section of the Company Disclosure Schedule shall be deemed to apply to any other section or subsection thereof to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation, as of the date of this Agreement and as of the Closing Date, as follows:

3.1                                 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)                                  Organization; Standing and Power.  The Company and each of its Subsidiaries (as defined below): (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party or any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries: (i) directly or indirectly, owns or controls at least a majority of the securities or other interests which have by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of the board of directors or other governing body of such corporation or other organization.  For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development that:  (i) is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries operate; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (C) changes generally affecting the industries in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof; (E) any action required to be taken by the Company or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of Buyer or Merger Sub; (F) any failure by the Company to meet securities’ analysts’ published estimates of revenues or earnings for any period ending after the date of this Agreement and prior to the Closing Date, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a Company Material Adverse Effect; (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (H) disruptions in financial, banking or securities markets generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, or the securities of the Company or (ii) would reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b)                                 Charter Documents.  The Company has delivered or made available to Buyer: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries.  Each such instrument is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of the provisions of its respective Subsidiary Charter Documents.

(c)                                  Subsidiaries.  Section 3.1(c) of the Company Disclosure Schedule lists each Subsidiary of the Company, the authorized and issued capital stock of each such Subsidiary (and the holder thereof), the officers and directors of each such Subsidiary and the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions imposed by applicable securities laws.  Other than the capital stock of the Subsidiaries of the Company listed on Schedule 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other entity.

3.2                                 Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, 44,248 shares of which are designated as shares of Series A-1 Preferred Stock, 44,248 shares of which are designated as shares of Series A-2 Preferred Stock, 4,868 shares of which are designated as shares of Series B-1 Preferred Stock, and 4,868 shares of which are designated as shares of Series B-2 Preferred Stock.  As of the close of business on December 8, 2006: 62,212,369 shares of Company Common Stock were issued and outstanding, 23,441 shares of Series A-1 Preferred Stock were issued and outstanding, 44,242 shares of Series A-2 Preferred Stock were issued and outstanding, 4,835 shares of Series B-1 Preferred Stock were issued and outstanding, and 4,862 shares of Series B-2 Preferred Stock were issued and outstanding.  There are no shares of Company capital stock were held by the Company in its treasury and no shares of Company capital stock are owned or held by any Subsidiary of the Company.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)                                 Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on December 8, 2006 of:  (i) the number of shares of Company Common Stock subject to outstanding options under each Company Stock Plan and the number of shares of Company Common Stock available for grant under each Company Stock Plan; and (ii) all outstanding options to acquire shares of Company Common Stock (“Company Stock Options”), indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company or any of its Subsidiaries, the Company Stock Plan under which it was granted and whether such Company Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of December 8, 2006, whether such Company Stock Option was granted with a per share exercise price lower than the fair market value of one share of Company Common Stock on the date of grant as determined in good faith by the Administrator of the Company Stock Plan (as defined in each such plan), and the expiration date of such Company Stock Option.  As of the close of business on December 8, 2006, approximately 63,000 shares of Company Common Stock were issuable pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).  For purposes of this Agreement, “Company Stock Plans” means the Company’s 1996 Stock Option Plan, the Company’s 2000 Stock Option Plan, the Company’s 2005 Stock Option Plan and the Company’s 2000 Directors’ Stock Option Plan, and all sub-plans relating thereto, taken together.

(c)                                  No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) has the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding (collectively, “Voting Debt”).

(d)                                 Except as set forth in Sections 3.2(a) or Section 3.2(b) above, as of the close of business on December 8, 2006, (i) there were no shares of capital stock of the Company authorized, issued or outstanding; (ii) there were no options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of its Subsidiaries to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or to otherwise make any payment in respect of any such shares, Voting Debt or other equity interest or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment; and (iii) there were no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.  There are no anti-takeover, stockholder rights plans or agreements, registration rights agreements or any other similar arrangement with respect to any shares of the capital stock of, or other equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.  Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all: (i) stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to the voting or disposition of any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries; or (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors of any of its Subsidiaries.

(e)                                  Since the close of business on December 8, 2006, other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the close of business on December 8, 2006 as disclosed in Section 3.2(b) of the Company Disclosure Schedule in accordance with their terms as in effect on the date hereof, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the redemption of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, (iv) the vesting, expiration or termination of Company Stock Options outstanding as of the close of business on December 8, 2006 as disclosed in Section 3.2(b) of the Company Disclosure Schedule in accordance with the terms of the Company Stock Plans as in effect on the date hereof, (v) the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule that have been approved but not granted as of the close of business on December 8, 2006, and (vi) the issuance of no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case in the ordinary course of business consistent with past practice and within the guidelines set forth in Section 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of grant, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Stock Options outstanding, or (C) the other options, warrants or other rights, commitments, agreements or arrangements relating to capital stock of the Company or any of its Subsidiaries.

3.3                                 Authority; No Conflict; Required Filings and Consents.

(a)                                  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote (as defined below), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, with all directors present and voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend, subject to the provisions of Section 6.1 of this Agreement, that the stockholders of the Company vote in favor of the approval of this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Required Company Stockholder Vote.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                                 The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Company’s or any of its Subsidiaries’ assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or (iii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (vi) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except, in the case of clauses (ii) and (iii) of this Section 3.3(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any other Person is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws (as defined in Section 6.5(b)), (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 3.4(b)) with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), (v) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or the rules and regulations of Nasdaq, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                                 The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Preferred Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), voting together as a single class (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

3.4                                 SEC Filings; Financial Statements; Information Provided.

(a)                                  The Company has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2003 (collectively, including any amendments thereto, the “Company SEC Reports”).  As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof).  The Company has made available to Buyer complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed.  The Company has made available to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since December 31, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  Each of the financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the “Company Financials”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).  The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials.  The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(b)                                 None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration

Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the “Prospectus/Proxy Statement”), will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Buyer of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Buyer or Merger Sub supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.  For purposes of this Agreement, the term “Affiliate” when used with respect to any Person shall mean any Person who is an “affiliate” of that Person within the meaning of Rule 405 under the Securities Act.

(c)                                   The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the

Company Board, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.  The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company’s internal control over financial reporting.  The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

3.5                                 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of September 30, 2006 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

3.6                                 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports, since the date of the Company Balance Sheet: (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Buyer under Section 5.1 of this Agreement.  Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Company Material Adverse Effect.

3.7                                 Taxes.

(a)                                  The Company and each of its Subsidiaries have timely filed all material Tax Returns (as defined below) that they were required to file, and all such Tax Returns were correct and complete in all material respects.  The Company and each of its Subsidiaries have paid on a timely basis all material Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet.  The material unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles.  All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business.  All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.  There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or entity or as a result of any express or implied obligation to make a payment to any other Person or entity, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b)                                 There are no material deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for.  The Company has made available to Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004.  Except as set forth in Schedule 3.7(b) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries have never been audited by the Internal Revenue Service (the “IRS”).  The Company has made available to Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c)                                  Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any Person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d)                                 Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or agreement where liability is determined by reference to the Tax liability of a third party.

(e)                                  Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

3.8                                 Owned and Leased Real Properties.  Neither the Company nor any of its Subsidiaries owns any real property.  Section 3.8 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company has made available to Buyer true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed or subleased (collectively, the “Leases”).  Each Lease is in full force and effect, valid and binding, and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except for such failures to be in full force or effect or valid, binding and enforceable that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There is not any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, any third party under any of the Leases.  No parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property.  The Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

3.9                                 Tangible Personal Property.  The Company and its Subsidiaries have legal and valid title to, or, in the case of leased properties, a valid and enforceable leasehold interest in, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, including all the tangible personal properties and assets reflected in the latest Company Financials included in the Company SEC Reports, except for such imperfections of title, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  All such tangible personal properties and assets are free and clear of all Liens, except for Permitted Liens or for such Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  As used in this Agreement, “Permitted Liens” means: (i) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (iii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (iv) statutory purchase money liens.

3.10                           Intellectual Property.

(a)                                  The Company and its Subsidiaries own, license, sublicense or otherwise possess (and immediately following Closing will own, license, sublicense or otherwise possess) legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens, except for any such failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect.  For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents (including, but not limited to, any continuations, divisionals, continuations-in-part, renewals and reissues of any of the foregoing), inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b)                                 The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Company and Subsidiaries as currently conducted and will not result in the breach of; or create in any third party the right to terminate, suspend or modify; or result in the payment of any additional fees or any obligation not to compete or otherwise materially restrict business operations under, any Intellectual Property Licenses (as defined below), nor will the consummation of such transactions result in the Company or any of its Subsidiaries being required to procure or attempt to procure from Buyer or any of Buyer’s Subsidiaries a license to or covenant not to assert Buyer’s Intellectual Property.  Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).

(c)                                  All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries are subsisting and have not expired or been cancelled or abandoned.  To the knowledge of the Company, no third party is infringing, violating or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries and no such claim has been asserted or threatened against any third party by the Company, any of its Subsidiaries or any other Person or entity, in the past three (3) years.

(d)                                 To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and, except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, there has been no such claim asserted or threatened in the past three (3) years against the Company, its Subsidiaries or any other Person or entity.

(e)                                  The Company has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with the current executive officers and current employees and contractors that have or have had a material role in the development of the Company’s products and Intellectual Property).

(f)                                    No source code for any Company Intellectual Property owned by the Company or its Subsidiaries has been delivered, licensed, or is subject to any source code escrow obligation by the Company or its Subsidiaries to a third party. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release from escrow or other disclosure or delivery to any third party of any source code that is part of the Company’s products, services or technology.  Neither the Company nor any of its Subsidiaries has disclosed or delivered or is under any contractual obligation to disclose or deliver to any third party any source code that is Company Intellectual Property.

(g)                                 The Company and its Subsidiaries have used commercially reasonable efforts to: (i) identify Open Source Materials (as defined below); and (ii) to avoid the release of the source code of the Company Intellectual Property.  There has been no material deviation from such effort and procedures of the Company and its Subsidiaries with respect to Open Source Materials.  Section 3.10(g) of the Company Disclosure Schedule sets forth a list describing the material Open Source Materials and the parties (as applicable) to all material license agreements for Open Source Materials to which the Company or any of its Subsidiaries is a party.  Neither the Company nor its Subsidiaries is or will be required to disclose or distribute in source code form any of the software into which such Open Source Materials are incorporated.  “Open Source Materials” means all Software or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and Mozilla Public License (MPL).

(h)                                 To the knowledge of the Company, all products of the Company and its Subsidiaries are free of:  (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such product or data or other software of users.  The products licensed, sold, leased and delivered and all services provided by the Company and its Subsidiaries conform in all material respects with all applicable contractual commitments and all express and implied warranties, the Company’s published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party.

3.11                           Contracts.

(a)                                  For purposes of this Agreement, “Company Material Contract” shall mean:

(i)                                     any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii)                                  any employment, consulting or other Contract with (A) any member of the Company Board or a member of the board of directors of any Subsidiary of the Company, (B) any executive officer of the Company or any of its Subsidiaries or (C) any other employee of the Company or any of its Subsidiaries earning an annual salary equal to or in excess of $200,000, other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)                               any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company’s products or the products of any of its Subsidiaries;

(iv)                              any Contract containing “most favored nations” pricing or commercial terms or other similar terms in favor of a third party;

(v)                                 any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $500,000, other than in the ordinary course of business, other than inventory purchase commitments entered into in the ordinary course of business consistent with past practice, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;

(vi)                              any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)                           any Contract to license to any third party the right to reproduce any of the Company’s Intellectual Property, products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property, products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(viii)                        any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;

(ix)                                any settlement agreement entered into within the three (3) years prior to the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $200,000 or (C) settlements pursuant to which neither the Company nor any of its Subsidiaries has any material continuing obligation or liability;

(x)                                   any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business and other than non-exclusive licenses for generally commercially available, off-the-shelf software programs;

(xi)                                any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xii)                             any Contract with a customer that accounted for net recognized revenues in 2005 or 2006 of more than $1,000,000 in the aggregate; and

(xiii)                          any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2005 or 2006 of more than $1,000,000 in the aggregate.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule sets forth a list (organized in subsections corresponding to the subsections of Section 3.11(a) of this Agreement) of all Company Material Contracts as of the date hereof.

(c)                                  Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them under the Company Material Contracts and are not, and, as of the date hereof, are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.12                           Litigation.  Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights.  There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that have or would reasonably be expected to have the effect of prohibiting or impairing any business practice or prohibited the transfer of Intellectual Property of the Company or any of its Subsidiaries in such a way as, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.  There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13                           Environmental Matters

(a)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)                                     neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

(ii)                                  neither the Company nor any of its Subsidiaries has received a written notice alleging that any of them may be subject to liability for any Hazardous Substance disposal, release or contamination;

(iii)                               neither the Company nor any of its Subsidiaries is subject to any investigations, proceedings, orders, decrees or injunctions by or issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

(iv)                              the Company and its Subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws; and

(v)                                 Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company or its Subsidiaries, in a manner or to a location that would give rise to liability to the Company or any of its Subsidiaries, or require any remediation or reporting by the Company or any of its Subsidiaries, under or relating to, any Environmental Laws.

(b)                                 For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to:  (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, processing, distribution, handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)                                  For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a

“hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” “pollutant,” “contaminant,” “toxic waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, chemical, asbestos-containing material, polychlorinated biphenyls, radioactive materials, lead or lead-based paints or materials, toxic fungus or mold, mycotoxins or radon.

3.14                           Employee Benefit Plans.

(a)                                  Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)                                 With respect to each Company Employee Plan, the Company has made available to Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable or in existence: (i) the most recent IRS determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

(c)                                  Each Company Employee Plan that is not a Foreign Benefit Plan (as defined in Section 3.14(i)) has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of the Sarbanes-Oxley Act); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d)                                 With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no material benefit obligations for which contributions have not been made if due or properly accrued in the Company’s financial books and records to the extent required by GAAP.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the financial books and records of such Employee Benefit Plan.

(e)                                  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

(f)                                    Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)                                 Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)                                 With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.

(i)                                     Section 3.14(i) of the Company Disclosure Schedule sets forth a list of all Company Employee Plans that are maintained outside the jurisdiction of the United States, or that cover any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(b) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity, and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)                                     Any Company Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and all other guidance issued thereunder.

3.15                           Compliance With Laws.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business of the Company and each of its Subsidiaries.  No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

3.16                           Permits.  The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations (the “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.17                           Labor Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees/independent contractors (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees/independent contractors (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect.  There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employees/independent contractors which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long term disability policy except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee/independent contractor against the Company or its Subsidiaries, including charges of unfair labor practices.  No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the knowledge of the Company threatened nor has there been any such occurrence for the past three years.  Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.  Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.  No employee/independent contractor of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

3.18                           Insurance. Schedule 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations.  All such policies are in full force and effect.  All premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy.  There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

3.19                           Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.20                           State Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Buyer, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.21                           Opinion of Financial Advisor. The financial advisor of the Company, J.P. Morgan Securities Inc. (“J.P. Morgan”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Company Common Consideration is fair to the holders of Company Common Stock from a financial point of view.  An executed copy of this opinion will be delivered to Buyer promptly after it becomes available.

3.22                           Brokers; Fees. Except for the fees payable to J.P. Morgan pursuant to an engagement letter dated August 7, 2006, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or other arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

3.23                           No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by the Company in connection with, this Agreement, the Company makes no other representation or warranty, express or implied, at law, or in equity, in respect of the Company, any of its Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or any of its Subsidiaries made available to Buyer or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by the Company in connection with, this Agreement).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
BUYER AND MERGER SUB

Buyer and Merger Sub each represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, as follows:

4.1                                 Organization, Standing and Power. Each of Buyer and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above) where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not be reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means (i) unless Buyer has elected to pay the Company Common Tranche Two Consideration entirely in cash and has not revoked such election (in which case this clause (i) shall not apply), any change, event, circumstance or development that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Buyer and its Subsidiaries operate; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole; (C) changes generally affecting the industries in which Buyer and its Subsidiaries operate which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof; (E) any action required to be taken by Buyer or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of the Company; (F) any failure by Buyer to meet securities’ analysts’ published estimates of revenues or earnings for any period ending after the date of this Agreement and prior to the Closing Date, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a Buyer Material Adverse Effect; (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (H) disruptions in financial, banking or securities markets generally which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole, or the securities of Buyer or (ii) any change, event, circumstance or development that would reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement.

4.2                                 Authority; No Conflict; Required Filings and Consents.

(a)                                  Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                                 The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on Buyer’s or Merger Sub’s assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.

(c)                                  No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company or Buyer are qualified as a foreign corporation to transact business (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of Nasdaq, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(d)                                 No vote of the holders of any class or series of Buyer’s capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

4.3                                 Capitalization. The authorized capital stock of Buyer consists of 90,000,000 shares of Buyer Common Stock.  As of the close of business on December 7, 2006:  (i) 55,665,581 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer capital stock were held by the Company in its treasury, (iii) no shares of Buyer capital stock are owned or held by any Subsidiary of Buyer, (iv) 5,682,733 shares of Buyer Common Stock are subject to issuance pursuant to outstanding options to purchase Buyer Common Stock and (v) approximately 720,137 shares of Buyer Common Stock were issuable pursuant to Buyer’s employee stock purchase plan.  All of the outstanding shares of capital stock of Buyer are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

4.4                                 SEC Filings; Financial Statements.

(a)                                  Buyer has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2003 (collectively, including any amendments thereto, the “Buyer SEC Reports”).  As of their respective filing dates (or, if amended, as of the date of such amendment), Buyer SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Buyer SEC Report filed subsequently (but prior to the date hereof).  Buyer has made available to the Company complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by Buyer with the SEC but which are required to be filed.  Buyer has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Buyer and any of its Subsidiaries, on the other, since December 31, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of Buyer.  To the knowledge of Buyer, as of the date hereof, none of Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  Each of the financial statements (including the related notes and schedules) of Buyer included in, or incorporated by reference into, Buyer SEC Reports (the “Buyer Financials”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).  Buyer has no current intention to correct or restate, and to the knowledge of Buyer, there is not any basis to correct or restate any of Buyer Financials.  Buyer has not had any disagreements with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(b)                                 None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time prior to the Company Stockholders Meeting any fact or event relating to Buyer or Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by Buyer or should occur, Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein about the Company and its Subsidiaries and Affiliates supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

(c)                                  Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act to ensure that all material information concerning Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  Buyer has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Buyer and its Subsidiaries, (ii) provide reasonable assurance that material information relating to Buyer and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Buyer, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Buyer and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Buyer and its Subsidiaries, are adequately and promptly disclosed to Buyer’s independent auditors and the audit committee of Buyer’s Board of Directors.  Buyer has disclosed, based on its most recent evaluations, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to Buyer and (B) any fraud, whether or not material, known to Buyer that involves management or other employees who have a role in the preparation of financial statements or Buyer’s internal control over financial reporting.  The principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act.

4.5                                 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6                                 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened or contemplated against Buyer or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, would be reasonably expected to result in a Buyer Material Adverse Effect.

4.7                                 Financing. Buyer has or has access to, and at the Effective Time will have or will have access to, sufficient funds to consummate the transactions contemplated by this Agreement.

4.8                                 Absence of Certain Changes or Events.  Since September 29, 2006, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

4.9                                 No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by Buyer in connection with, this Agreement, neither Buyer nor Merger Sub makes any other representation or warranty, express or implied, at law, or in equity, in respect of Buyer, Merger Sub any of its other Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, neither Buyer nor Merger Sub has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Buyer, Merger Sub or any of its other Subsidiaries made available to the Company or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by Buyer in connection with, this Agreement).

ARTICLE V
CONDUCT OF BUSINESS

5.1                                 Ordinary Course.  Except as expressly provided herein or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to: (i) act and carry on its business in the ordinary course of business, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their material debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings.  In addition, the Company shall promptly notify Buyer in writing of any occurrence of a Company Material Adverse Effect.

5.2                                 Required Consents. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.2 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued or accumulated on Company Preferred Stock); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than redemptions of Company Preferred Stock at the option of the holders’ thereof in accordance with the Company’s Charter Documents as in effect on the date hereof);

(b)                                 issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, Voting Debt, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities (other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of December 8, 2006, (ii) the issuance of shares of Company Common Stock pursuant to obligations existing under the Employee Stock Purchase Plan as of December 8, 2006 and (iii)  the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule  that have been approved but not granted as of the close of business on December 8, 2006, and (vi) the issuance of no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case, in the ordinary course of business consistent with past practice and within the guidelines set forth in Schedule 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no less than the fair market value of one share of Company Common Stock on the date of grant);

(c)                                  amend the Company Charter Documents or the Subsidiary Charter Documents;

(d)                                 acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside the ordinary course of business which have an aggregate value in excess of $500,000;

(e)                                  sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business which have an aggregate value in excess of $500,000;

(f)                                    (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness of another Person or entity (other than a wholly-owned Subsidiary of the Company) or amend any such existing indebtedness or guarantee, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (iii) guarantee any debt securities of another Person or entity (other than a wholly-owned Subsidiary of the Company) or enter into any “keep well” or other agreement to maintain any financial condition of another Person or entity (other than a wholly-owned Subsidiary of the Company) or (iv) enter into any arrangement having the economic effect of any of the foregoing;

(g)                                 make any material changes in accounting methods or principles or revalue any of its assets, except as may be required by a change in GAAP or SEC requirements as may be advised by the Company’s independent accountants;

(h)                                 except as required to comply with applicable law or agreements, plans or arrangements binding on the Company as of the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement; (ii) increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries, except, in the case of non-officer employees of the Company or one of its Subsidiaries, for normal salary increases and increase in bonus payments in the ordinary course of business consistent with past practice; (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by this agreement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for (A) the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule  that have been approved but not granted as of the close of business on December 8, 2006, and of  no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case, in the ordinary course of business consistent with past practice and within the guidelines set forth in Section 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of grant, and (B) the payment of bonuses to employees in accordance with the provisions of the Company bonus plans identified on Section 5.2(h) of the Company Disclosure Schedule, or (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course;

(i)                                     enter into any joint venture, partnership or other similar arrangement;

(j)                                     make any loan, advance or capital contribution to or investment in any Person, other than (i) inter-company loans, advances or capital contributions among the Company or any other wholly-owned Subsidiary and any wholly-owned Subsidiary, (ii) investments in any wholly-owned Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course consistent with past practice and in accordance with the Company’s policies as in effect on the date hereof;

(k)                                  cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(l)                                     enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or Lease or otherwise);

(m)                               Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

(n)                                 Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due in respect of such Tax Returns;

(o)                                 (A) Amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

(p)                                 Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(q)                                 Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Buyer to, any (A) non-competition, “most favored nations,” unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Buyer, or any of their respective businesses, following the Closing;

(r)                                    Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(s)                                  Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with the Company Charter Documents with respect to director vacancies;

(t)                                    (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;

(u)                                 Enter into any customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments, other than as is consistent with past practice;

(v)                                 Enter into any Contract that materially and adversely affects any patents or applications therefor, in each case, of the Company, its Subsidiaries or any other affiliates of such entity;

(w)                               Dispose of, transfer, permit to lapse or abandon any Intellectual Property or Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than representatives of Buyer, any Trade Secrets, and other than in the ordinary course of business consistent with past practice;

(x)                                   Abandon or permit to lapse any rights to any United States patent or patent application without first consulting with Buyer; or

(y)                                 Take, commit, agree (in writing or otherwise) or announce the intention to take any of the foregoing actions.

5.3                                 Buyer Actions.  Buyer shall promptly notify the Company in writing of any occurrence of a Buyer Material Adverse Effect.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                                 No Solicitation.

(a)                                  No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                     solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)                                  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited Acquisition Proposal received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor would reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.4); provided that contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished), (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Buyer with notice of such Acquisition Proposal, request or inquiry, including:  (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Buyer, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Buyer with oral and written notice setting forth all such information as is reasonably necessary to keep Buyer currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by this Section) and shall promptly provide Buyer a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(b)                                 No Change in Recommendation or Alternative Acquisition Agreement.  During the Pre-Closing Period, the Company Board shall not:

(i)                                     withhold, withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

(ii)                                  cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii)                               approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel and the Company’s financial advisors, (i) withhold, withdraw or modify in a manner adverse to Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but, in each case, only if  (w) such Superior Proposal, if any, did not result from a material breach by the Company of this Section 6.1; (x) the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); (y) the Company Board shall have first provided prior written notice to Buyer that it is prepared to effect a Change in the Company Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement; and (z) Buyer does not make, within four Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is more favorable to the stockholders of the Company than such Superior Proposal or that results in the Company Board no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law.  The Company agrees that, during the four Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer.

(c)                                  Notices to Buyer. The Company shall as promptly as reasonably practicable provide oral and written notice to Buyer of receipt by the Company of any Acquisition Proposal, and, subject to any confidentiality provisions set forth in such Acquisition Proposal and to any other confidentiality arrangements with third parties that may be in effect on the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and shall keep Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof.

(d)                                 Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

(e)                                  Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

(f)                                    Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities, (C) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 20% or more of the capital stock of the Company or any of its Subsidiaries (on a consolidated basis), or (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 20% or more of the Company’s consolidated assets, in each case other than the transactions contemplated by this Agreement or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, a majority of the equity securities or a majority of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company

Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

(g)                                 State Takeover Statute. The Company Board shall not, in connection with any Change in the Company Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 6.1(g) shall not prohibit the Company from effecting a Change in the Company Recommendation under the circumstances and subject to the conditions set forth in this Section 6.1.

(h)                                 Continuing Obligation to Call, Hold and Convene Company Stockholders Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(i)                                     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

6.2                                 Prospectus/Proxy Statement; Registration Statement. As promptly as reasonably practicable after the execution of this Agreement, Buyer and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Buyer will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus.  Buyer and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 6.2.  Each of Buyer and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement.  Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.  The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.  Buyer shall also use all commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger and the conversion of the Company Stock Options into options to acquire Buyer Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Stock Options as may be reasonably requested in connection with any such action.

6.3                                 Stockholders Meeting.

(a)                                  Meeting of Company Stockholders.  Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene the Company Stockholders Meeting to be held as promptly as reasonably practicable, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholders Meeting to be convened within 45 days after the mailing of the Prospectus/Proxy Statement to the Company’s stockholders.  Subject to Section 6.1(b), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Buyer to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock and Company Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; and (ii) upon Buyer’s written notice (provided no later than the Business Day before the Company Stockholders Meeting and in any event at least 24 hours prior to the scheduled time of the Company Stockholders Meeting) that Buyer has determined in good faith that the conditions to the respective parties’ obligations set forth in Article VII are not expected to be satisfied or waived by the date of the Company Stockholders Meeting, the Company shall adjourn or postpone the Company Stockholders Meeting to the date notified by Buyer in its reasonable discretion, but prior to the Outside Date and to a date that would permit compliance with the requirements set forth below.  In the event that Buyer shall revoke its election with respect to the Company Common Tranche Two Consideration in connection with its election to adjourn or postpone the Company Stockholders Meeting, notice of such revocation shall be made in writing and delivered to the Company simultaneously with the notice of adjournment or postponement.  In addition, if Buyer shall revoke its election with respect to the Company Common Tranche Two Consideration, Buyer shall be required to notify the Company in writing of its new election with respect to the relative proportions of the components of the Company Common Tranche Two Consideration at least five (5) Business Days prior to the rescheduled date for the Company Stockholders Meeting and shall publicly disseminate an announcement of such election with 24 hours following delivery of such notice to the Company; provided that Buyer shall be permitted to further revoke such election at a later date following delivery thereof in accordance with the terms of this Agreement.  The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders Meeting are solicited in compliance with the DGCL, its certificate of incorporation and bylaws and the applicable rules and regulations of Nasdaq.

(b)                                 Board Recommendation.  Except to the extent expressly permitted by Section 6.1(b):  (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting (the “Company Recommendation”); and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption of this Agreement.

6.4                                 Access to Information. The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of September 7, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.  During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, afford to Buyer’s officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, management personnel and records as Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Buyer.  Without limiting the generality of any of the foregoing, the Company shall promptly provide Buyer with copies of: (i) any written materials or communications sent by or on behalf of the Company to its stockholders; (iii) any  notice, document or other communication relating to the Merger sent by or on behalf of any of the Company or any of its subsidiaries to any customer, supplier, employee, or other party with whom the Company or any of its subsidiaries has a contractual relationship; provided that a form of such notice, document or other communication shall suffice where such notice, document or other communication is substantially identical but for the addressee; (iv) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its subsidiaries in connection with the Merger; and (v) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity.  Buyer will hold, and instruct all such officers, employees, accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5                                 Legal Requirements.

(a)                                  Subject to the terms hereof, including Section 6.5(b) below, each of the Company and Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)                                  as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)                               as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv)                              contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v)                                 execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Buyer shall cooperate with each other in connection with the making of all such filings.  The Company and Buyer shall each use their commercially  reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b)                                 Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Buyer or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of  Buyer, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of  Buyer, its subsidiaries or affiliates, or of the Company or its Subsidiaries that are material to Buyer or the Company, (ii) the imposition of any material limitation on the ability of Buyer, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company and its Subsidiaries or (iii) the imposition of any material impediment on Buyer, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

6.6                                 Public Disclosure. Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except (i) as may be required by law or the rules and regulations of Nasdaq or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) in connection with the exercise of the Company’s rights pursuant to Section 6.1 of this Agreement.  Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and Buyer, and Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7                                 Indemnification.

(a)                                  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer will cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) in effect on the date hereof as set forth in Section 6.7 of the Company Disclosure Schedule, and under the Company Charter Documents, subject to applicable law.  Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by Buyer or the Surviving Corporation from the Indemnified Party of a request therefore; provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7(a) shall continue in effect until the final disposition thereof.

(b)                                 The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(c)                                  The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” or other insurance policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if the annual premiums for such “tail” or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.7(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

(d)                                 The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(e)                                  The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, Bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f)                                    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.7.

(g)                                 Buyer shall, subject to applicable law, cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.8                                 Notification of Certain Matters. During the Pre-Closing Period, Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Buyer and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement.

6.9                                 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.10                           Employee Stock Purchase Plan. As of the Effective Time, the Employee Stock Purchase Plan shall be terminated.  The Company shall consult with Buyer in its preparation of any materials to be distributed to participants in connection with the termination of the Employee Stock Purchase Plan.  The rights of participants in the Employee Stock Purchase Plan shall be determined by treating the last Business Day (as defined in the Employee Stock Purchase Plan) prior to the Effective Time as the last day of such Offering Period(s) (as defined in the Employee Stock Purchase Plan) then in effect and by making such other pro-rata adjustments as may be required pursuant to the Employee Stock Purchase Plan to reflect the shortened Offering Period but otherwise treating such Offering Period as a fully effective and completed Offering Period for all purposes of such Employee Stock Purchase Plan.  Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.10; provided, however, that the change in the Offering Period referred to in this Section 6.10 shall be conditioned upon the consummation of the Merger.  If the Closing has not occurred on or prior to April 30, 2007, the Company will take all commercially reasonable steps to suspend new enrollment under the terms of the Employee Stock Purchase Plan from such time, and to provide that no new Offering Periods shall commence on or after April 30, 2007, until (A) immediately prior to the Effective Time when the Employee Stock Purchase Plan shall be terminated or, if earlier (B) termination of this Agreement; provided, however, that in conjunction with the taking such actions Buyer and the Company shall meet and confer regarding potential employee retention measures that might be taken in lieu of the Employee Stock Purchase Plan.  Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the terms of the Employee Stock Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of Buyer, Merger Sub, the Company or holder thereof, be converted into the right to receive Company Common Consideration without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Employee Stock Purchase Plan.

6.11                           Assumption of Options and Related Matters.

(a)                                  Assumption and Termination of Unvested Company Stock Options. At the Effective Time, each Company Stock Option that is unvested, unexpired and outstanding immediately prior to the Effective Time that has a per share exercise price that is equal to or less than $7.50 shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Buyer (each such Company Stock Option an “Assumed Option”).  Each Assumed Option shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Stock Plan and the applicable stock option or other agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall become exercisable for that number of whole shares of Buyer Common Stock equal to the product (rounded down to the next whole number of shares of Buyer Common Stock) of (A) the number of shares of Company Common Stock that would have been issuable upon exercise of such Assumed Option immediately prior to the Effective Time and (B) the Option Exchange Ratio (as defined below) and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio.  For purposes of this Agreement, the “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (A) $7.50 by (B) the Applicable Buyer Stock Price.  It is the intent of the parties that to the extent permitted by applicable laws and regulations, all Assumed Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code, and that the assumption of all Company Stock Options hereunder shall be done in a manner that complies with Treas. Reg. Section 1.424-1.  As soon as administratively practicable after the Closing Date, Buyer shall issue to each individual who is a holder of an Assumed Option a document evidencing the foregoing assumption of such option by Buyer.  With respect to the Assumed Options, the Company will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement (including those change of control agreements and arrangements identified in Section 3.14(g) of the Company Disclosure Schedule), and will take any action that it is permitted to take so that the vesting of such options is not accelerated.

(b)                                 Registration of Assumed Options.  Buyer will use commercially reasonable efforts to cause Buyer Common Stock issuable upon exercise of the Assumed Options to be registered with the SEC on Form S-8 promptly after the Effective Time (and in any event, within 15 Business Days), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding and will maintain a sufficient number of reserved shares of Buyer Common Stock for issuance upon exercise thereof.  The Company shall reasonably cooperate with and assist Buyer in the preparation of such registration statement prior to the Closing Date.

(c)                                  Termination of Certain Vested and Unvested Company Stock Options.  At the Effective Time, each Company Stock Option that is vested as of the Effective Time or that becomes vested as a result of the transactions set forth in this Agreement as of the Effective Time, and that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that has a per share exercise price that is less than or equal to $7.50 (collectively, the “Cashed-Out Options”) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor at the Effective Time or as soon thereafter as reasonably practicable:  (i) in the event the Company Common Tranche Two Consideration consists solely of cash, an amount of cash equal to the product of (A) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (B) the excess, if any, of (1) $7.50 over (2) the per share exercise price of such Company Stock Option immediately prior to the Effective Time; and (ii) in the event the Company Tranche Two Consideration includes any Buyer Common Stock, (A) an amount of cash equal to the product of (X) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (Y) the excess, if any, of (1) the product of $7.50 multiplied by the Tranche Two Cash Multiple over (2) the product of the Tranche Two Cash Multiple multiplied by the per share exercise price of such Company Stock Option immediately prior to the Effective Time plus (B) a number of shares of Buyer Common Stock equal to (X) the product of (1) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (2) the excess, if any, of (aa) the product of the $7.50 multiplied by the Tranche Two Stock Multiple over (bb) the product of the Tranche Two Stock Multiple multiplied by the per share exercise price of such Company Stock Option immediately prior to the Effective Time divided by (Y) the Applicable Buyer Stock Price.  To the extent that no excess, as referred to in clauses (i)(B), (ii)(A)(Y) and (ii)(B)(X)(2) above, shall exist with respect to a particular Company Stock Option under the above formulas, then such Company Stock Option shall be terminated and the holder thereof shall be entitled to no consideration in connection with such cancellation.  The “Tranche Two Stock Multiple” means the proportion of the Company Common Tranche Two Consideration to be paid in Buyer Common Stock multiplied by 0.333 (rounded to the nearest one-thousandth).  The “Tranche Two Cash Multiple” means the proportion of the Company Common Tranche Two Consideration to be paid in cash multiplied by 0.333, plus 0.667 (rounded to the nearest one-thousandth).  If and to the extent necessary or required by the terms of the Company Stock Plans or pursuant to the terms of any Company Stock Option granted to directors of the Company thereunder, the Company shall use commercially reasonable efforts to obtain the consent of each such holder of outstanding Company Stock Options to effectuate the treatment of such Company Stock Options pursuant to the terms of this Agreement.  The Company agrees that the Company Stock Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein.  Notwithstanding the foregoing, the failure to obtain any consents pursuant to this Section 6.11(c) shall not be deemed a failure of any conditions to the obligations of Buyer and Merger Sub under Section 7.2(b).  At the Effective Time, each Company Stock Option that is unvested, unexpired and outstanding immediately prior to the Effective Time that has a per share exercise price that is greater than $7.50 shall terminate in its entirety at the Effective Time.

6.12                           Employee Matters. With respect to any accrued but unused personal, sick or vacation time to which any of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the

Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time.  Following the Effective Time, Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (i) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.Resignations.The Company shall use commercially reasonable efforts to obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

6.14                           Third-Party Consents.  As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents,

waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer after consultation with the Company, including all consents, waivers and approvals set forth in Section 3.3(c) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Buyer informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. Notwithstanding the foregoing, the failure to obtain any consents, waivers and approvals pursuant to this Section 6.14 shall not be deemed a failure of any conditions to the obligations of Buyer and Merger Sub under Section 7.2(b).

6.15                           145 Affiliates. As soon as practicable after the date hereof, and in no event less than ten (10) days prior to the Closing Date, the Company shall deliver to Buyer a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use commercially reasonable efforts to cause each such Person to deliver to Buyer at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

ARTICLE VII
CONDITIONS TO MERGER

7.1                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval.  The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)                                 HSR Act and Foreign Antitrust Laws.  All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c)                                  Governmental Approvals.  Other than the filing of the certificate of merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

(d)                                 S-4 Effectiveness.  In the event, and only in the event, that the Company Common Tranche Two Consideration includes any Buyer Common Stock, the S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

7.2                                 Additional Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer and Merger Sub:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except (other than the representations and warranties of the company contained in Sections 3.2, which shall be true and correct in all material respects and Section 3.3(a) which shall be true and correct in all respects) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c)                                  No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) require Buyer or the Company or any Subsidiary or affiliate thereof to effect an Action of Divestiture; provided, however, that each of Buyer and Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(d)                                 Material Adverse Effect.  No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Non-Competition Agreement.  Mr. Krishna Panu shall have entered into a non-competition agreement in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect.

7.3                                 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(b)                                 Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(c)                                  No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(d)                                 Material Adverse Effect.  Unless Buyer elects to pay all Company Common Tranche Two Consideration in cash and does not revoke such election, in which case this Section 7.3(d) shall not apply, no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Stockholders Meeting) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a)                                  by mutual written consent of Buyer, Merger Sub and the Company; or

(b)                                 by either Buyer or the Company if the Merger shall not have been consummated by September 10, 2007 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date;

(c)                                  by either Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d)                                 by either Buyer or the Company if at the Company Stockholders Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company, and such action or failure to act constitute a breach by the Company of this Agreement;

(e)                                  by the Company, in accordance with the procedures set forth in Section 6.1 and the Company shall have paid Buyer the Termination Fee described in Section 8.3(b);

(f)                                    by Buyer (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event  with respect to the Company shall have occurred.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if:  (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company Board in favor of the adoption of the Agreement by the stockholders of the Company; (iii) the Company Board fails to reaffirm (publicly, if so requested, in connection with an Acquisition Proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten (10) Business Days after Buyer requests in writing that such recommendation be affirmed; (iv) the Company Board or any committee thereof fails to reject within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Buyer as promptly as practicable (and in any event no later than 24 hours) after the Company Board has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would reasonably be expected to result in a breach of the Company Board’s fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the four-Business Day period following such notice, as would enable the Company to proceed with the Merger; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (vii) the Company materially breaches any of its obligations set forth in Sections 6.1 or 6.3 (provided that with respect to Section 6.1, such breach must have been intentional on the part of the Company and the Company Board and with respect to the notice provisions of Sections 6.1 and 6.3, Buyer must have been materially prejudiced thereby).

(g)                                 by Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h)                                 by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

(i)                                     by Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (x) such Company Material Adverse Effect is not capable of being cured prior to the Outside Date or (y) such Company Material Adverse Effect is not cured prior to the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from Buyer to the Company of such Company Material Adverse Effect (it being understood that Buyer may not terminate this Agreement pursuant to this subsection (i) if it shall have materially breached this Agreement or if such Company Material Adverse Effect is cured); and

(j)                                     by Company, unless Buyer has elected to pay the Company Common Tranche Two Consideration entirely in cash and has not revoked such election (in which case this Section 8.1(j) shall not apply), if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (x) such Buyer Material Adverse Effect is not capable of being cured prior to the Outside Date or (y) such Buyer Material Adverse Effect is not cured prior to the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from the Company to Buyer of such Buyer Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this subsection (j) if it shall have materially breached this Agreement or if such Buyer Material Adverse Effect is cured).

8.2                                 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that:

(a)                                  any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination, and

(b)                                 the provisions of Sections 6.4, this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3                                 Fees and Expenses.

(a)                                  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)                                  If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by Buyer or the Company, as applicable, pursuant to Section 8.1(d), (f) or (g) (provided, however, in the case of termination pursuant to Section 8.1(g) that the breach by the Company giving rise to the termination is willful and occurs after receipt by the Company of an Acquisition Proposal) and (A) if this Agreement is terminated pursuant to Section 8.1(d) or (f), after the execution of this Agreement but prior to such termination, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and (B) within twelve (12) months after such termination, the Company consummates any Company Change in Control Transaction, then, concurrently with any such termination pursuant to Section 8.1(e) and, in the case of any such termination pursuant to Sections 8.1(d), (f) or (g), concurrently with the consummation of such transaction, the Company shall pay to Buyer an amount equal to $17,360,000.  All amounts payable by the Company to Buyer under Section 8.3(b) shall be paid in immediately available funds to such U.S. bank account as Buyer may designate in writing to the Company.

For purposes of this Agreement, the term “Company Change of Control Transaction” shall mean any transaction or series of transactions in which:  (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of related Persons (other than Buyer or any of its affiliates) pursuant to which the stockholders of the Company immediately preceding such transaction hold, by virtue of retaining or converting their equity interests in the Company, less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 50% of the outstanding shares of Company Common Stock; or (iii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 50% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

8.4                                 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5                                 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1                                 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions contained in Article II, Section 8.3 and Article IX and those covenants and agreements contained in this Agreement which by their terms are to be performed following the Effective Time.

9.2                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to Buyer or Merger Sub, to :

Trimble Navigation Limited

935 Stewart Drive
Sunnyvale, CA 94085
Attn: General Counsel
Facsimile: (408) 481-7780

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attn: Thomas Ivey
Facsimile: (650) 470-4570

If to the Company, to:

@Road, Inc.
47071 Bayside Parkway
Fremont, CA 94538
Attn: General Counsel
Facsimile: (510) 687-2040

with a copy to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attn: Mark Weeks
Facsimile: (650) 324-0638

Any party to this Agreement may give any notice or other communication hereunder using any other means (including Personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3                                 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof;

provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4                                 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Persons under Section 6.7, (ii) the rights of the Company Stockholders and the holders of Company Options to receive Merger Consideration in accordance with the provisions of this Agreement after the Effective Time, (iii) the rights of the Continuing Employees granted under Section 6.12, and (iv) the right of the Company, on behalf of the Company’s stockholders and holders of Company Options, to pursue claims for damages and other relief, including equitable relief, for Buyer’s or Merger Sub’s intentional breach of this Agreement fraud, wrongful repudiation or termination of this Agreement or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 9.4 shall only be enforceable on behalf of the Company’s stockholders and the holders of Company Options by the Company in its sole and absolute discretion.

9.5                                 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Buyer may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to replace Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided further that no such assignment shall relieve Buyer of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6                                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7                                 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.8                                 Interpretation. When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9                                 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10                           Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11                           Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12                           Knowledge of the Company. For all purposes of this Agreement, the phrase “to the knowledge of the Company” shall mean the actual knowledge of Krish Panu, Thomas Allen, Kenneth Colby, James D. Fay, Ian Gray, Mike Martini, Leo Jolicoeur, Carol Rice-Murphy and Michael Walker after due inquiry.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TRIMBLE NAVIGATION LIMITED

By:	/s/ Steven W. Berglund

Name: Steven W. Berglund
Title: President & Chief Executive Officer

ROADRUNNER ACQUISITION CORP.

By:	/s/ Irwin Kwatek

Name: Irwin Kwatek
Title: Vice President

@ROAD, INC.

By:	/s/ Krish Panu

Name: Krish Panu
Title: Chief Executive Officer

Exhibit A

Form of Affiliate Letter

                            , 2006

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, CA  94085
Attention: General Counsel
Telecopy:  (408) 481-7780

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of @Road, Inc., a Delaware corporation (the “Company”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 10, 2006 (the “Merger Agreement”), by and among the Company, Trimble Navigation Limited, a California corporation (“Trimble”), and Roadrunner Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Trimble (“Merger Sub”), the Company plans to merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company.  Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) I will receive common stock, no par value per share of Trimble (“Trimble Common Stock”).

If in fact I were an affiliate under the Securities Act, my ability to sell, assign or transfer the Trimble Common Stock received by me in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.  I have read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Trimble Common Stock, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act, to the extent I felt necessary with my counsel or counsel for the Company.  I understand that Trimble will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of Trimble Common Stock by me.

I represent, warrant and covenant with and to Trimble that in the event I receive any Trimble Common Stock as a result of the Merger, I shall not effect any sale, transfer, or other disposition of such Trimble Common Stock unless: (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Trimble, or under a “no-action” letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

In the event of a sale or other disposition by me of Trimble Common Stock received by me in the Merger pursuant to Rule 145, I will supply Trimble with evidence of compliance with such Rule 145, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above.  I understand that Trimble may instruct its transfer agent to withhold the transfer of any Trimble Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Trimble Common Stock sold as indicated in the letter.

I understand that Trimble is under no obligation to register the sale, transfer or other disposition of Trimble Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

I acknowledge and agree that, unless the transfer by me of the Trimble Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, the following legend may be placed on certificates, if any, representing such shares of Trimble Common Stock:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies.  The shares may not be sold, transferred or otherwise disposed of except in compliance with the requirements of rule 145 or pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Act.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the Trimble Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the Trimble Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C)  I shall have delivered to Trimble a copy of a “no-action” letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Trimble, to the effect that such legend is not required for purposes of the Securities Act.

At the time that I make any offer to or otherwise sell, pledge, transfer or dispose of any Trimble Common Stock that I own after the Merger, I shall notify my broker, dealer or nominee in whose name my shares are held or registered that such Trimble Common Stock is subject to this letter.

Execution of this letter should not be considered an admission on my part of “affiliate” status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

The representations, warranties, covenants and other agreements in this letter shall only become effective as of the Effective Time.

This letter agreement shall be binding on my heirs, legal representatives and successors.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

This letter agreement may be executed in counterparts, all of which when so executed shall constitute one agreement, notwithstanding that all of the signatories are not signatories to the original or the same counterpart.

Very truly yours,

By:
Name:

Accepted this day of
, 200 .

TRIMBLE NAVIGATION LIMITED

By:
Name:
Title:

Annex I

[Name]                                                                                                                                                                        [Date]

On                       , the undersigned sold the securities of Trimble Navigation Limited, a California corporation (“Trimble”), described below in the space provided for that purpose (the “Securities”).  The Securities were received by the undersigned in connection with the merger of @Road, Inc., a Delaware corporation, with and into Roadrunner Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Trimble

Based upon the most recent report or statement filed by Trimble with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.  The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Description of the Securities:

Exhibit B

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of [•],by and between Trimble Navigation Limited, a California corporation (the “Company”) and Krish Panu (“Shareholder”), a shareholder and chief executive officer of @Road, Inc., a Delaware corporation (“Target”).

RECITALS

A.                                   Target is engaged in business of providing solutions designed to automate the management of mobile resources such as field force management, field service management and field asset management (the “Business”).

B.                                     Shareholder is the chief executive officer and a significant shareholder of Target and accordingly has acquired confidential and proprietary information relating to the Business and operations of Target, and has directly or indirectly participated in, supervised or managed such operations of Target, in the United States.

C.                                     Shareholder’s covenant not to compete with the Company, as reflected in this Agreement, is an essential inducement to the Company to enter into the transactions described in the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), among the Company, Target and Roadrunner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (the transactions contemplated by the Merger Agreement are referred to hereinafter as the “Merger”).

D.                                    Shareholder holds a significant number of the issued and outstanding shares of stock of Target, for which he will receive valuable consideration as part of the transactions contemplated by the Merger Agreement, and therefore has a material economic interest in the consummation of the Merger.

E.                                      In order to protect the goodwill related to the Business, and as a condition precedent to the obligations of the Company to complete the Merger, Shareholder has agreed to the restrictive covenants and other terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder hereby covenants and agrees as follows:

1.                                       Noncompetition.

(a)                                  Shareholder and the Company agree that due to the nature of Shareholder’s association with Target, Shareholder has Confidential Information (as defined below) relating to the business and operations of Target and the Company.  Shareholder acknowledges that such information is of extreme importance to the business of Target and the Company and will continue to be so after the Merger and that disclosure of the Confidential Information to others, or the unauthorized use of such information by Shareholder, may cause substantial loss and harm to the Company.

(b)                                 Shareholder and the Company further agree that the market for the Business is intensely competitive and that Target and the Company may engage in the Business throughout the entire world.

(c)                                  Shareholder and the Company intend and agree that this Agreement is an ancillary agreement to the Merger Agreement.

(d)                                 During the period which shall commence at the Closing and shall terminate eighteen (18) months from the Closing, Shareholder shall not, anywhere in the Business Area (as defined below), directly or indirectly (including without limitation, through any Affiliate (as defined below) of Shareholder), own, manage, operate, control, be employed by or otherwise engage or participate in, or be connected as an owner, partner, principal, sales representative, advisor, member of the board of directors of, employee of or consultant of any Competitor (as defined below).

(e)                                  Notwithstanding the foregoing provisions of Section 1(d) and the restrictions set forth therein, Shareholder may own securities in any of the Competitors, but only to the extent that Shareholder does not own, of record or beneficially, more than 2% (two percent) of the outstanding beneficial ownership of any such Competitor.

(f)                                    “Competitor” as used herein, means any entity or person that is directly, or indirectly through an Affiliate, actively competing with Target or the Company in the Business.

(g)                                 “Business Area” as used herein, means North America, the United Kingdom and Australia.

(h)                                 “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

2.                                       Nonsolicitation of Employees.  During the period which shall commence at the Closing and shall terminate two (2) years from the Closing, Shareholder shall not, without the prior written consent of the Company, directly or indirectly encourage, solicit, request, cause, induce or attempt to induce any person who was an employee of or a consultant of Target or any of its Affiliates as of the Closing to leave the employ of or terminate such person’s relationship with Target, its Affiliates or the Company.

3.                                       Nonsolicitation of Customers and Suppliers.  During the period which shall commence at the Closing and shall terminate two (2) years from the Closing, Shareholder shall not, directly or indirectly, (i) solicit, induce or attempt to induce any Customer (as defined below) or Supplier to cease doing business in whole or in part with Target, its Affiliates or the Company with respect to the Business; (ii) attempt to limit or interfere with any Business agreement or relationship existing between Target or the Company and/or their Affiliates with respect to the Business with any third party; or (iii) disparage or take any actions that are harmful to the business reputation of Target, its Affiliates or the Company (or their respective management teams).  “Customer” as used herein means any customer or client of Target, its Affiliates or the Company with respect to the Business that, as of the Closing, Shareholder has or had contact with, supervision over or access to confidential information regarding, by virtue of his association with Target, its Affiliates or the Company.  “Supplier,” as used herein, means any supplier or Target, its Affiliates or the Company with respect to the Business that, as of the Closing, Shareholder has or had contact with, supervision over or access to confidential information regarding, by virtue of his association with Target, its Affiliates or the Company.

4.                                       Confidentiality.  Shareholder covenants that he will not, at any time, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of Target or the Company, Confidential Information (as hereinafter defined) of Target and/or the Company.  As used herein, “Confidential Information” means information about Target, its Affiliates or the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employees, and client and customer lists and all documents, papers, resumes, and records (including computer records) which is disclosed to or otherwise known to Shareholder as a direct or indirect consequence of his association with Target, its Affiliates and his association with the Company in the context of the Merger; provided, however, that Confidential Information does not include information that (i) is in or enters the public domain otherwise than as a result of Shareholder’s breach of an obligation of confidentiality to the Company or (ii) is disclosed to Shareholder without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto.  Shareholder acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and that such information gives Target and the Company a competitive advantage in the Business.  Shareholder further agrees to deliver to the Company, at the Company’s request, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written or electronic information (and all copies thereof) furnished by Target, its Affiliates or the Company or created by Shareholder in connection with his association with Target and/or the Company.

5.                                       Injunctive Relief.  The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Shareholder of the provisions of Sections 1, 2, 3 or 4 of this Agreement, the Company shall be entitled to seek an injunction restraining Shareholder from the conduct which would constitute a breach of this Agreement.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Shareholder.

6.                                       Reasonableness and Enforceability of Covenants.

(a)                                  The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Shareholder’s material economic interest in the transactions contemplated in the Merger Agreement as well as his position of confidence and trust as an executive employee of Target.

(b)                                 If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

(c)                                  Shareholder expressly agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

(d)                                 Shareholder acknowledges that (i) as part of the Merger, the Company will be vested with the goodwill of, and will carry on, the Business that had been conducted by Target prior to the Merger; (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement and (iii) the transactions contemplated by the Merger Agreement are designed and intended to qualify as a sale (or other disposition) by Shareholder of all of Shareholder’s interests in Target within the meaning of section 16601 of the Business and Professions Code of California (the “BPCC”), which section provides as follows:

§ 16601   .                                             Sale of goodwill or corporation shares; agreement not to compete.  Any person who sells the goodwill of a business, or any Shareholder of a corporation selling or otherwise disposing of all his shares in said corporation, or any Shareholder of a corporation which sells (a) all or substantially all of its operating assets together with the goodwill of the corporation, (b) all or substantially all of the operating assets of a division or a subsidiary of the corporation together with the goodwill of such division or subsidiary, or (c) all of the shares of any subsidiary, may agree with the buyer to refrain from carrying on a similar business within a specified county or counties, city or cities, or a part thereof, in which the business so sold, or that of said corporation, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or shares from him, carries on a like business therein.  For the purposes of this section, “subsidiary” shall mean any corporation, a majority of whose voting shares are owned by the selling corporation.

(d)                                 Shareholder further represents, warrants and agrees that (i) Shareholder has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Merger Agreement; and (ii) Shareholder has read section 16601 of the BPCC, understands its terms and agrees that section 16601 of the BPCC applies in the context of the transactions contemplated by the Merger Agreement and this Agreement and such transactions are within the scope and intent of section 16601 and an exception to section 16600 of the BPCC and agrees to be fully bound by the restrictive covenants and the other agreements contained in this Agreement.  Accordingly, Shareholder agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

7.                                       Legitimate Business Interest.  Shareholder expressly agrees that the Company has a legitimate business interest justifying the restrictions contained in Sections 1, 2, 3 and 4 hereof.

8.                                       Severability.  If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state, and the rights and obligations created hereby shall be construed and enforced accordingly.

9.                                       Construction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts or choice of laws.

10.                                 Amendments and Waivers.  This Agreement may be modified only by a written instrument duly executed by each party hereto.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

11.                                 Entire Agreement.  This Agreement, together with the Merger Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

12.                                 Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

13.                                 Section Headings.  The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

14.                                 Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign their rights hereunder, without the consent of Shareholder, to any entity that acquires or succeeds to the Business.

15.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to the Company:

Trimble Navigation Limited

935 Stewart Drive

Sunnyvale, CA 94085

Attention:  General Counsel
Fax:  (408) 481-7780

(b)                                 if to Shareholder:

to the address set forth below the name of Shareholder on the signature page hereof.

16.                                 Each Party the Drafter.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

17.                                 Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

COMPANY

TRIMBLE NAVIGATION LIMITED

By:

Name:

Title:

SHAREHOLDER

Krish Panu

Address:

Facsimile: